Exhibit 1

November 8, 2002

Securities and Exchange Commission
 450 Fifth Street, Northwest
Washington, D.C. 20549

Re:	BankEngine Technologies, Inc.
File Reference No. 000–27773

Dear SEC Representative:

We have read the statements regarding the recent change of auditors that we understand BankEngine Technologies, Inc. will include under Item 4 of the Form 8–K report it will file. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Kaufman Rossin & Co.
Kaufman Rossin & Co.
Independent Certified Public Accountants